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                                                                    EXHIBIT H(2)

                              AMENDMENT AGREEMENT

     AMENDMENT AGREEMENT, effective as of March 1, 2001, by and between Boston Advisors Trust, a business trust organized under the laws of the Commonwealth of Massachusetts (the "Fund") and Investors Bank & Trust Company, a Massachusetts trust company ("Investors Bank").

     WHEREAS the Fund and Investors Bank entered into an Administration Agreement dated June 1, 2000 (the "Administration Agreement"); as amended from time to time, and

     WHEREAS, the Fund and Investors Bank desire to amend the Administration Agreement as set forth below.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein set forth and for other good and valuable consideration the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.  Amendments.

(a) Appendix C to the Administration Agreement -- "Fees" -- is hereby amended by deleting such Appendix C in its entirety and inserting in lieu thereof Appendix C in the form attached hereto as Exhibit I.

(b) Section 7(a) of the Administration Agreement is hereby amended by deleting the first paragraph of such Section 7(a) in its entirety and inserting in lieu thereof the following:

     "This Agreement shall remain in effect until June 1, 2006 (the "Initial Term"). After the expiration of the Initial Term, the term of this Agreement shall automatically renew for successive three-year terms (each a "Renewal Term") unless notice of non-renewal is delivered by the non-renewing party to the other party no later than ninety days prior to the expiration of the Initial Term or any Renewal Term, as the case may be."

2.  Miscellaneous.

     (a) Except as amended hereby, the Administration Agreement shall remain in full force and effect.

     (b) This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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     IN WITNESS WHEREOF, each party hereto has caused this Agreement to be executed by its duly authorized officer, as the case may be, as of the date and year first above written.


                                    INVESTORS BANK & TRUST COMPANY


                                    By:  /s/ Robert D. Mancuso

                                    Name:  Robert D. Mancuso

                                    Title:  Senior Vice President


                                    BOSTON ADVISORS TRUST


                                    By:  /s/ Michael J. Vogelzang

                                    Name:  Michael Vogelzang

                                    Title:  President